Exhibit 21.1

SUBSIDIARIES OF BUUU GROUP LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
BU Creation Limited	Hong Kong SAR	May 11, 2017	100%
BU Workshop Limited	Hong Kong SAR	September 13, 2019	75%